News Release
NYSE: MYE

Contact(s):
Donald A. Merril, Vice President &
Chief Financial Officer, (330) 253-5592

Max Barton, Director, Corporate Communications
& Investor Relations, (330) 761-6106

Myers Industries Completes Purchase of
ITML Horticultural Products

FOR IMMEDIATE RELEASE: January 9, 2007, Akron, Ohio-- Diversified international manufacturer and distributor Myers Industries, Inc. (NYSE: MYE) today announced that it has completed its purchase of ITML Horticultural Products, Inc.® for approximately $110.1 million.

ITML, a private company based in Ontario, Canada, is a leader in the design, manufacturing, and marketing of plastic containers and related products for professional floriculture / horticulture grower markets across North America. ITML has more than 800 employees and six facilities located in Canada and the U.S., utilizing injection molding, blow molding, and thermoforming processes. ITML will be integrated into Myers Industries' Lawn and Garden Segment and will operate as a strategic business unit within the segment.

This strategic acquisition will increase Myers' grower and distributor market share in Canada and in the southern and western U.S. The combination of ITML with Myers' Lawn and Garden Segment represents a significant growth opportunity through expanded product lines, added manufacturing capabilities, and new sales channels and geographies.

Beginning immediately and throughout the next several months, Myers Industries' Lawn and Garden Segment team will be focused on executing synergistic initiatives within its brands, aligning resources to meet the changing needs of the grower industry and to deliver the best long-term value for customers and shareholders.

Led by a powerful brand group including Dillen Products®, Pro Cal®, Listo Products™, and now ITML®, Myers Industries' Lawn and Garden Segment designs, manufactures, and markets industry-leading containers, hanging baskets, trays, nursery pots, and decorative resin planters for grower, distributor, and niche retail sales channels. The segment accounted for $170.4 million of Myers Industries' total net sales in 2005.

The ITML acquisition is consistent with Myers' Strategic Business Evolution process to grow the Company's key business segments with accretive transactions that strengthen its brand portfolio, provide value-added capabilities, and deepen relationships with customers.

Conference Call to Review Acquisition Strategy
The Company will host a conference call on Wednesday, January 10, 2007, from 10:00 - 11:00am ET, to discuss the key strategic drivers behind the ITML acquisition. Myers Industries' President and Chief Executive Officer John C. Orr, and Vice President and Chief Financial Officer

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Donald A. Merril, will conduct the call. Investors and other interested parties may participate by calling 1-877-407-9205; international callers dial 1-201-689-8054. The call will also be available as an audio webcast at www.myersind.com. Please dial in for the call at least five minutes in advance of the start time.

The event will be archived and a transcript available 24 hours after the call. A replay will be available at 1-877-660-6853 (for access, use Account #286 / ID #226441) until January 24, 2007; international callers dial 1-201-612-7415. A webcast replay will be available from the Myers Industries web site through April 11, 2007.

About Myers Industries
Myers Industries, Inc. is an international manufacturer of polymer products for industrial, agricultural, automotive, commercial, and consumer markets. The Company is also the largest wholesale distributor of tools, equipment, and supplies for the tire, wheel, and undervehicle service industry in the U.S. Myers Industries had record net sales of $903.7 million in 2005.
Visit www.myersind.com to learn more.

Caution on Forward-Looking Statements: Statements in this release may include "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statement that is not of historical fact may be deemed "forward-looking." Words such as "expect," "believe," "project," "plan," "anticipate," "intend," "objective," "goal," "view," and similar expressions identify forward-looking statements. These statements are based on management's current views and assumptions of future events and financial performance and involve a number of risks and uncertainties, many outside of the Company's control, that could cause actual results to materially differ from those expressed or implied. Factors include, but are not limited to: changes in the markets for the Company's business segments; changes in trends and demands in the industries in which the Company competes; unanticipated downturn in business relationships with customers or their purchases; competitive pressures on sales and pricing; raw material availability, increases in raw material costs, or other production costs; future economic and financial conditions in the United States and around the world; the Company's ability to integrate the acquisition over time; the Company's ability to execute the components of its Strategic Business Evolution process; and other risks as detailed in the Company's 10-K and other reports filed with the Securities and Exchange Commission. Myers Industries undertakes no obligation to publicly update or revise any forward-looking statements contained herein, which speak only as of the date made.

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